Exhibit 99.2

JOINT FILERS

Reporting Owner Name/Address	Relationships
	Director	10% Owner	Officer	Other
1706065 Alberta ULC 335 8th Avenue SW, Suite 1700 Calgary, Alberta, Canada T2P 1C9	X	X		Director by deputization
Brookfield Holding Limited Liability Company Budapest 1074 Dohany utca 12 Budapest, Hungary	X	X		Director by deputization
Brookfield Properties, Inc. Brookfield Place 250 Vesey Street New York, NY 10281-1023	X	X		Director by deputization
BOP (US) LLC Brookfield Place 250 Vesey Street New York, NY 10281-1023	X	X		Director by deputization
Brookfield Properties Subco LLC Brookfield Place 250 Vesey Street New York, NY 10281-1023	X	X		Director by deputization